                            EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (in thousands, except per share amounts)


                            For The Three Months Ended September 30,
                                   1995                   1994
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              13,126      13,126      12,161      12,161
  Shares available under
     options                   615         641         357         357
  Issuable upon conversion
     of debentures             -         3,449         -         4,221
                           -------     -------     -------     -------
 Weighted average common
   and common equivalent    13,741      17,216      12,518      16,739
   shares outstanding      =======     =======     =======     =======

Net earnings               $ 9,233     $ 9,233     $ 3,101     $ 3,101
Interest expense, net,
  on debentures                -           429         -           728
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 9,233     $ 9,662     $ 3,101     $ 3,829
                           =======     =======     =======     =======

Per share                  $   .67     $   .56     $   .25     $   .23
                           =======     =======     =======     =======


                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)


                              For The Six Months Ended September 30,
                                   1995                   1994
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,708      12,708      12,099      12,099
  Shares available under
     options                   581         660         352         352
  Issuable upon conversion
     of debentures             -         3,831         -         4,221
                           -------     -------     -------     -------
Weighted average common
 and common equivalent      13,289      17,199      12,451      16,672
 shares outstanding        =======     =======     =======     =======

Net earnings               $17,060     $17,060     $ 8,104     $ 8,104
Interest expense, net,
  on debentures                -         1,099         -         1,455
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $17,060     $18,159     $ 8,104     $ 9,559
                           =======     =======     =======     =======

Per share                  $  1.28     $  1.06     $   .65     $   .57
                           =======     =======     =======     =======

